EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARI Network Services Reports Fiscal 2017 Second Quarter Results
Record Quarterly Revenue of $13.2 Million, Cash Flow From Operations of Over $2.0 Million

Milwaukee, Wis., March 9, 2017 – ARI Network Services, Inc. (NASDAQ: ARIS), an award-winning provider of SaaS, software tools and marketing services that help dealers, distributors and manufacturers Sell More Stuff!™, reported financial results for its fiscal 2017 second quarter ended January 31, 2017.

Highlights for the fiscal second quarter included:

•

Revenue increased for the 12th consecutive quarter to $13.2 million, which compares to $11.8 for the same period last year, a 12.7% increase. Recurring revenue increased 12.5% to $12.1 million, which compares to $10.8 million for the same period last year.

•

Operating income was $672,000 compared to $873,000 in the same period last year and included approximately $250,000 in non-cash depreciation and amortization charges related to the Company’s acquisition of Auction 123 in November 2016, and approximately $200,000 in proxy contest and acquisition-related costs.

•

Adjusted EBITDA (a non-GAAP measure) was up 6% to a new record of $2.2 million despite the proxy contest and acquisition-related charges noted above. This compares to adjusted EBITDA of $2.1 million in the same period last year.

•	Cash generated from operations was $2.0 million compared to $1.2 million for the same period last year.
•

Annualized churn for the quarter was 12.2% compared to 15.6% for the same period last year. Excluding the impact of the newly acquired Auction 123 business, which tends to run at a higher churn rate, the annualized churn for the quarter would have been 11.3%.

Fiscal 2017 Second Quarter Financials

Revenues in the second quarter of fiscal 2017 increased 13% to $13.2 million compared to $11.8 million in the same period last year. Recurring revenue comprised 91.4% of total revenue versus 91.6% for the same period last year.

Gross margin for the second quarter of fiscal year 2017 was 80.3% compared to 82.4% last year. Gross margin was negatively impacted by the gross margin of Auction 123 which, inclusive of the acquired amortization expense, is lower than ARI’s historically.

The company reported net income of $242,000 or $0.01 per diluted share for the quarter, compared to net income of $448,000 or $0.03 per share last year.

Adjusted EBITDA for the second quarter of fiscal 2017 increased to $2.2 million compared to $2.1 million in the same period last year.

Management Discussion

“We are pleased with where we stand halfway through our fiscal year,” said Roy W. Olivier, President and CEO of ARI. “With our proxy matter concluded and several one-time charges behind us, we are well-positioned to expand adjusted EBITDA margins in the back half of the year. In addition, the initiatives we have put forth to address churn are working as we experienced our third straight quarter of year-over-year churn improvement. Combined with the strong second quarter bookings, we expect stronger organic revenue growth in the second half of the year, complemented by the revenue we are driving through our acquisition of Auction 123.”

William Nurthen, CFO of ARI, commented: “Our adjusted EBITDA and cash flow performance in the quarter exceeded our expectations.  Further, we believe the second half of the year sets up well for us to show significant improvement in both these areas.  We remain on track to finish the second half of the year with an annualized adjusted EBITDA run rate of over $10 million and with adjusted EBITDA margins such that our fiscal 2017 performance should be equal to or above fiscal 2016, despite the proxy and acquisition-related expenses incurred in the first half of the year.  Lastly, while our operating income and EPS results for the quarter were impacted by the non-cash charges associated with the Auction 123 acquisition, we believe that there is still an opportunity for us to show improvement in both these items for fiscal 2017 over fiscal 2016.”

Fiscal 2017 Second Quarter Conference Call

ARI will conduct a conference call on Thursday, March 9, 2017 at 4:30 p.m. EST to review the financial results for the fiscal second quarter ended January 31, 2017. Investors and interested parties can access the conference call by dialing 877.359.3639 or 408.427.3725 and referring to conference ID 51526443. The conference call is also being webcast and is available via the Company’s investor relations website at investor.arinet.com. A replay of the webcast will be archived on the Company’s investor relations website for 60 days.

Non-GAAP Measures

Adjusted EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization, excluding stock-based compensation. Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers Adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to Adjusted EBITDA can be found in this release and at the Company’s investor relations website for all periods presented.

About ARI

ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) offers an award-winning suite of SaaS, software tools, and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 17 million active part and accessory SKUs and 750,000 equipment models. Business is complicated, but we believe our customers’ technology tools don’t have to be. We remove the complexity of selling and servicing new and used vehicle inventory, parts, garments and accessories (PG&A) for customers in the automotive tire and wheel aftermarket, powersports, outdoor power equipment, marine, home medical equipment, recreational vehicles and appliance industries. More than 23,500 equipment dealers, 195 distributors and 3,360 brands worldwide leverage our web and eCatalog platforms to Sell More Stuff!™ For more information on ARI, visit investor.arinet.com.

Additional Information

•	Follow @ARI_Net on Twitter: twitter.com/ARI_Net
•	Become a fan of ARI on Facebook: www.facebook.com/ARInetwork
•	Join us on G+: plus.google.com/117293073211296447579
•	LinkedIn: linkedin.com/company/ari_2
•	Read more about ARI: investor.arinet.com/about-us

Images for media use only

Roy W. Olivier Hi Res | Roy W. Olivier Low Res

ARI Logo Hi Res|  ARI Logo Low Res

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such orward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s most recent annual report on Form 10‐K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Malloy, Director of Marketing, ARI, 414.973.4323, colleen.malloy@arinet.com

Investor inquiries, contact:

Cody Slach or Sean Mansouri, Liolios 949.574.3860, ARIS@liolios.com

ARI Network Services, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, Except per Share Data)
(Unaudited)

Three months ended January 31			Six months ended January 31
2017		2016	2017	2016
Net revenue	$13,244	$11,752	$25,516	$23,489
Cost of revenue	2,603	2,064	4,892	4,133
Gross profit	10,641	9,688	20,624	19,356
Operating expenses:
Sales and marketing	2,822	2,748	5,509	5,513
Customer operations and support	2,885	2,428	5,640	4,874
Software development and technical support (net of capitalized software product costs)	1,560	1,319	2,816	2,574
General and administrative	1,964	1,730	3,906	3,515
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	738	590	1,313	1,199
Net operating expenses	9,969	8,815	19,184	17,675
Operating income	672	873	1,440	1,681
Other income (expense):
Interest expense	(218)	(120)	(326)	(232)
Other, net	1	—	2	(8)
Total other income (expense)	(217)	(120)	(324)	(240)
Income before provision for income tax	455	753	1,116	1,441
Income tax expense	(213)	(305)	(518)	(604)
Net income	$242	$448	$598	$837

Weighted average common shares outstanding:
Basic	17,468	17,188	17,446	17,170
Diluted	18,002	17,695	17,956	17,655

Net income per common share:
Basic	$0.01	$0.03	$0.03	$0.05
Diluted	$0.01	$0.03	$0.03	$0.05

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	January 31	July 31
	2017	2016
ASSETS
Cash and cash equivalents	$4,555	$5,118
Trade receivables, less allowance for doubtful accounts of $225
and $211 at January 31, 2017 and July 31, 2016, respectively	2,660	1,942
Work in process	145	132
Prepaid expenses and other	695	781
Deferred income taxes	2,827	3,182
Total current assets	10,882	11,155
Equipment and leasehold improvements:
Computer equipment and software for internal use	3,648	3,575
Leasehold improvements	724	639
Furniture and equipment	2,643	2,544
Total equipment and leasehold improvements	7,015	6,758
Less accumulated depreciation and amortization	(4,649)	(4,237)
Net equipment and leasehold improvements	2,366	2,521
Capitalized software product costs:
Amounts capitalized for software product costs	27,801	24,774
Less accumulated amortization	(20,893)	(19,743)
Net capitalized software product costs	6,908	5,031
Deferred income taxes	968	1,112
Other intangible assets	10,225	7,890
Goodwill	28,034	21,634
Total non-current assets	48,501	38,188
Total assets	$59,383	$49,343

LIABILITIES
Current portion of long-term debt	$2,921	$2,417
Current portion of contingent liabilities	206	331
Accounts payable	1,150	718
Deferred revenue	5,329	6,763
Accrued payroll and related liabilities	2,308	1,817
Accrued sales, use and income taxes	336	297
Other accrued liabilities	1,641	677
Current portion of capital lease obligations	50	50
Total current liabilities	13,941	13,070
Long-term debt	13,319	6,658
Long-term portion of contingent liabilities	1,420	60
Capital lease obligations	39	63
Other long-term liabilities	142	166
Total non-current liabilities	14,920	6,947
Total liabilities	28,861	20,017

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at January 31, 2017 and July 31, 2016, respectively	—	—
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at January 31, 2017 and July 31, 2016, respectively	—	—
Common stock, par value $.001 per share, 25,000,000 shares authorized; 17,526,856 and 17,310,763 shares issued and outstanding at January 31, 2017 and July 31, 2016, respectively	17	17
Additional paid-in capital	115,957	115,364
Accumulated deficit	(85,452)	(86,050)
Other accumulated comprehensive income	—	(5)
Total shareholders' equity	30,522	29,326
Total liabilities and shareholders' equity	$59,383	$49,343

ARI Network Services, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Six months ended January 31
	2017	2016
Operating activities:
Net income	$598	$837
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of software products	1,150	1,040
Amortization of deferred loan fees and imputed interest expense	35	19
Depreciation and other amortization	1,310	1,199
Gain on change in fair value of earn-out receivable and payable	-	8
Provision for bad debt allowance	(6)	78
Deferred income taxes	499	592
Stock based compensation	323	203
Net change in assets and liabilities:
Trade receivables	171	(166)
Work in process, prepaid expenses and other	113	107
Accounts payable	377	4
Deferred revenue	(1,482)	(1,207)
Accrued payroll and related liabilities	606	144
Accrued taxes and other accrued liabilities	121	93
Net cash provided by operating activities	$3,815	$2,951
Investing activities:
Purchase of equipment, software and leasehold improvements	(117)	(324)
Cash paid for net assets related to acquisitions	(10,205)	-
Cash paid for contingent liabilities related to acquisitions	(191)	(322)
Software development costs capitalized	(1,087)	(827)
Net cash used in investing activities	$(11,600)	$(1,473)
Financing activities:
Payments on long-term debt	$(935)	$(530)
Borrowings under long-term debt	8,081	-
Payments of capital lease obligations	(24)	(121)
Proceeds from exercise of common stock options and warrants	103	56
Net cash provided by (used in) financing activities	$7,225	$(595)
Effect of foreign currency exchange rate changes on cash	(3)	(1)
Net change in cash and cash equivalents	(563)	882
Cash and cash equivalents at beginning of period	5,118	2,284
Cash and cash equivalents at end of period	$4,555	$3,166
Cash paid for interest	$200	$227
Cash paid for income taxes	$63	$43

ARI Network Services, Inc.
Non-Gaap Disclosure of EBITDA
(Dollars in Thousands)

	Three months ended January 31		Six months ended January 31		Twelve months ended January 31
	2017	2016	2017	2016	2017	2016
Net income	$242	$448	$598	$837	$1,504	$1,544
Interest expense	218	120	326	232	554	468
Stock-based compensation expense	174	88	323	203	547	439
Amortization included in cost of sales	628	544	1,150	1,040	2,218	1,961
Depreciation and amortization	738	590	1,313	1,199	2,521	2,175
Income tax expense	213	305	518	604	1,265	1,052
Adjusted EBITDA	$2,213	$2,095	$4,228	$4,115	$8,609	$7,639

Revenue	$13,244	$11,752	$25,516	$23,489	$49,720	$44,681
Adjusted EBITDA as a % of revenue	16.7%	17.8%	16.6%	17.5%	17.3%	17.1%